Pricing Supplement dated July 19, 2018 (To the Prospectus dated March 30, 2018, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–212571

$1,490,000

Phoenix AutoCallable Notes due July 26, 2023

Linked to the Least Performing Reference Asset of the SPDR® S&P 500® ETF, the iShares® Russell 2000 ETF and the SPDR® EURO STOXX 50® ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	July 19, 2018
Issue Date:	July 26, 2018
Final Valuation Date:*	July 19, 2023
Maturity Date:*	July 26, 2023
Reference Assets:	The SPDR® S&P 500® ETF (the “S&P 500 ETF”), the iShares® Russell 2000 ETF (the “Russell ETF”) and the SPDR® EURO STOXX 50® ETF (the “EURO STOXX 50 ETF”), as set forth in the following table:

	Reference Asset	Bloomberg Ticker	Initial Price	Coupon Barrier Price	Barrier Price
	S&P 500 ETF	SPY UP <Equity>	$281.06	$196.74	$168.64
	Russell ETF	IWM UP <Equity>	$167.98	$117.59	$100.79
	EURO STOXX 50 ETF	FEZ UP <Equity>	$39.37	$27.56	$23.62

The S&P 500 ETF, the Russell ETF and the EURO STOXX 50 ETF are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”
Automatic Call:

If, on any Observation Date prior to the Final Valuation Date, the Closing Price of each Reference Asset is greater than or equal to its Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called prior to scheduled maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon that may be payable on such date) determined as follows:

▪                   If the Final Price of the Least Performing Reference Asset is greater than or equal to its Barrier Price, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                   If the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not automatically called prior to scheduled maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Any payment on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.65%	98.35%
Total	$1,490,000	$1,490,000	$24,585	$1,465,415

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $966.10 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–2 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer of up to 1.65% of the principal amount of the Notes, or up to $16.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–8 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$40.00 per $1,000 principal amount Note, which is 4.00% of the principal amount per Note (8.00% per annum)

If the Closing Price of each Reference Asset on any Observation Date is greater than or equal to its respective Coupon Barrier Price, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of any Reference Asset on any Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Observation Dates:*	The 19th of each January and July during the term of the Notes, beginning in January 2019; provided that the final Observation Date will be the Final Valuation Date
Call Settlement Date:	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Initial Price**:	With respect to each Reference Asset, the Closing Price on July 18, 2018, as noted in the table above
Coupon Barrier Price:	With respect to each Reference Asset, 70.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Barrier Price:	With respect to each Reference Asset, 60.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Final Price:	With respect to each Reference Asset, the Closing Price on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	With respect to each Reference Asset, an amount calculated as follows: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Price:	The term “Closing Price” has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06746XJS3 / US06746XJS36

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**            The Initial Price for each Reference Asset is equal to its Closing Price on July 18, 2018. The Initial Prices are not based on the price of any Reference Asset at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were initially priced for sale to the public.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•                  Prospectus Supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You do not anticipate that the price of any Reference Asset will fall below its Coupon Barrier Price on any Observation Date or its Barrier Price on the Final Valuation Date

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Price of only one Reference Asset is less than its Coupon Barrier Price on an Observation Date and (b) you will lose some or all of your principal if the Closing Price of only one Reference Asset is less than its Barrier Price on the Final Valuation Date

•                  You understand and accept the risk that, if your Notes are not automatically called prior to scheduled maturity, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Reference Assets, nor will you have any voting rights with respect to the issuers of each Reference Asset

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek an investment the return on which is not limited to the Contingent Coupons that may be payable on the Notes

•                  You anticipate that the price of at least one Reference Asset will decline during the term of the Notes such that the price of at least one Reference Asset is less than its Coupon Barrier Price on one or more Observation Dates and/or the Final Price of at least one Reference Asset is less than its Barrier Price

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Reference Assets

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if they are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the index supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

▪                  Hypothetical Coupon Barrier Price for each Reference Asset: $70.00 (70.00% of the hypothetical Initial Price set forth above)*

*            The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $70.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Price and Coupon Barrier Price for each Reference Asset are as set forth on the cover of this pricing supplement.

Example 1: The Closing Price of each Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
S&P 500 ETF	95.00
Russell ETF	105.00
EURO STOXX 50 ETF	140.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon of $40.00, or 4.00% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Price of at least one Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date and the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
S&P 500 ETF	150.00
Russell ETF	45.00
EURO STOXX 50 ETF	80.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Price of each Reference Asset is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
S&P 500 ETF	45.00
Russell ETF	50.00
EURO STOXX 50 ETF	55.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Price of any Reference Asset is below its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Price of at least one Reference Asset is below its Initial Price on the relevant Observation Date, the Notes will not be automatically called on such date. Your Notes will be automatically called only if the Closing Price of each Reference Asset on an Observation Date prior to the Final Valuation Date is greater than or equal to its respective Initial Price.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following table illustrates the hypothetical total return upon an automatic call under various circumstances. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically called on the first Observation Date.

Observation Date	Is the Closing Price of Any Reference Asset Less Than its Coupon Barrier Price?	Is the Closing Price of Any Reference Asset Less Than its Initial Price?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	No	$1,040.00

Because the Closing Price of each Reference Asset on the first Observation Date is greater than or equal to its Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 4.00%.

Example 2: The Notes are automatically called on the fourth Observation Date.

Observation Date	Is the Closing Price of Any Reference Asset Less Than its Coupon Barrier Price?	Is the Closing Price of Any Reference Asset Less Than its Initial Price?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes	Yes	$0.00
2	Yes	Yes	$0.00
3	No	Yes	$40.00
4	No	No	$1,040.00

Because the Closing Price of each Reference Asset on the fourth Observation Date is greater than or equal to its Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 8.00%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity under various circumstances. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

▪                  Hypothetical Coupon Barrier Price for each Reference Asset: $70.00 (70.00% of the hypothetical Initial Price set forth above)*

▪                  Hypothetical Barrier Price for each Reference Asset: $60.00 (60.00% of the hypothetical Initial Price set forth above)*

▪                  You hold the Notes to maturity and the Notes are NOT automatically called prior to scheduled maturity

*            The hypothetical Initial Price of $100.00, the hypothetical Coupon Barrier Price of $70.00 and the hypothetical Barrier Price of $60.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Price, Coupon Barrier Price and Barrier Price for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Price($)			Reference Asset Return
S&P 500 ETF	Russell ETF	EURO STOXX 5O ETF	S&P 500 ETF	Russell ETF	EURO STOXX 50 ETF	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**
155.00	175.00	150.00	55.00%	75.00%	50.00%	50.00%	$1,000.00
140.00	145.00	150.00	40.00%	45.00%	50.00%	40.00%	$1,000.00
135.00	140.00	130.00	35.00%	40.00%	30.00%	30.00%	$1,000.00
120.00	125.00	140.00	20.00%	25.00%	40.00%	20.00%	$1,000.00
112.00	150.00	110.00	12.00%	50.00%	10.00%	10.00%	$1,000.00
100.00	110.00	130.00	0.00%	10.00%	30.00%	0.00%	$1,000.00
90.00	95.00	130.00	-10.00%	-5.00%	30.00%	-10.00%	$1,000.00
80.00	102.00	120.00	-20.00%	2.00%	20.00%	-20.00%	$1,000.00
80.00	145.00	70.00	-20.00%	45.00%	-30.00%	-30.00%	$1,000.00
90.00	60.00	95.00	-10.00%	-40.00%	-5.00%	-40.00%	$1,000.00
50.00	160.00	105.00	-50.00%	60.00%	5.00%	-50.00%	$500.00
90.00	40.00	150.00	-10.00%	-60.00%	50.00%	-60.00%	$400.00
140.00	40.00	30.00	40.00%	-60.00%	-70.00%	-70.00%	$300.00
20.00	55.00	50.00	-80.00%	-45.00%	-50.00%	-80.00%	$200.00
50.00	10.00	80.00	-50.00%	-90.00%	-20.00%	-90.00%	$100.00
0.00	105.00	102.00	-100.00%	5.00%	2.00%	-100.00%	$0.00

** per $1,000 principal amount Note, and excluding the final Contingent Coupon (if one is payable on the Maturity Date)

Example 1: The Final Price of the S&P 500 ETF is 112.00, the Final Price of the Russell ETF is 150.00 and the Final Price of the EURO STOXX 50 ETF is 110.00.

Because the EURO STOXX ETF has the lowest Reference Asset Return, the EURO STOXX ETF is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price (and, accordingly, not less than its Barrier Price), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Price of the S&P 500 ETF is 80.00, the Final Price of the Russell ETF is 102.00 and the Final Price of the EURO STOXX 50 ETF is 120.00.

Because the S&P 500 ETF has the lowest Reference Asset Return, the S&P 500 ETF is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Price of the S&P 500 ETF is 90.00, the Final Price of the Russell ETF is 40.00 and the Final Price of the EURO STOXX 5O ETF is 150.00.

Because the Russell ETF has the lowest Reference Asset Return, the Russell ETF is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

In addition, because the Final Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

Example 4: The Final Price of the S&P 500 ETF is 140.00, the Final Price of the Russell ETF is 40.00 and the Final Price of the EURO STOXX 50 ETF is 30.00.

Because the EURO STOXX 50 ETF has the lowest Reference Asset Return, the EURO STOXX 50 ETF is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

In addition, because the Final Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

Examples 3 and 4 above demonstrate that if the Notes are not automatically called prior to scheduled maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Returns of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not automatically called prior to scheduled maturity, you may lose up to 100% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

In addition to the risks described above, you should consider the following:

•                Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically called prior to scheduled maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of such Reference Asset and you will lose some or all of your principal. You may suffer a loss of principal even if the Reference Asset Return for one Reference Asset is greater than 0.00%, and you will not benefit in any way from the Reference Asset Return of the other Reference Assets being greater than the Reference Asset Return of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

•                You Are Exposed to the Market Risk of the Reference Assets— Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the prices of the other Reference Assets. To receive a positive return on your Notes at maturity, the Final Price of each Reference Asset must be greater than 0.00%. If the Final Price of any Reference Asset is less than its Barrier Price, you will be exposed to the full decline in the Least Performing Reference Asset. Accordingly, your investment is subject to the market risk of each Reference Asset.

•                Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or more Reference Assets is positive.

Based on the stated term of the Notes, the maximum amount of Contingent Coupons that you may receive is $400.00 per $1,000 principal amount Note (or 40.00% of the principal amount of your Notes). You will receive this maximum amount of Contingent Coupons only if (a) the Closing Price of each Reference Asset on each Observation Date equals or exceeds its Coupon Barrier Price and (b) an Automatic Call never occurs. The actual amount of Contingent Coupons that you receive may be substantially less than this amount, and may be as low as zero (as described immediately below).

•                You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset on the related Observation Date is greater than or equal to its respective Coupon Barrier Price. If the Closing Price of any Reference Asset on an Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. Because each Reference Asset must close at or above its Coupon Barrier Price on an Observation Date in order for a Contingent Coupon to become payable, it is more likely that you will not receive Contingent Coupons than would have been the case had the Notes been linked to only one of the Reference Assets. If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                The Notes Are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Contingent Coupon is based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Price of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Price and (b) the Final Price of that Reference Asset will be less than its Barrier Price.

Accordingly, you should understand that the Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its Initial Price. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If the Notes are not Automatically Called Prior to Scheduled Maturity, the Payment at Maturity is not Based on the Value of Any Reference Asset at Any Time Other than the Closing Price of the Least Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date. Accordingly, if the price of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the price of such Reference Asset at any time prior to such drop.

If the Notes are not automatically called prior to scheduled maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Price of the Least Performing Reference Asset is less than the Barrier Price applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Whether or Not the Notes Will be Automatically Called Prior to Scheduled Maturity Will Not be Based on the Value of Any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Observation Date—Whether or not the Notes are automatically called prior to scheduled maturity will be based solely on the Closing Prices of the Reference Assets on each Observation Date in respect of which the Notes may be called. Accordingly, if the price of any Reference Asset drops on any such Observation Date such that the Closing Price is less than the Initial Price, your Notes will not be called on such date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors — Risks Relating to the Securities Generally — Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors — Risks Relating to the Securities Generally — Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  Owning the Notes is Not the Same as Owning the Reference Assets, the Component Securities Held by the Reference Assets or the Securities Composing the Underlying Indices—The return on the Notes may not reflect the return you would realize if you actually owned the Reference Assets, the component securities held by the Reference Assets or the securities composing the underlying indices which the Reference Assets are designed to track (“Underlying Indices”). As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Assets, the component securities held by the Reference Assets or the securities composing the Underlying Indices would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes:

o                Management risk. This is the risk that the investment strategy for each Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk. The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of a Reference Asset may not replicate the performance of, and may underperform, its Underlying Index. Each Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that a Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index due to differences in trading hours between the Reference Asset and its Underlying Index or due to other circumstances. During periods of market volatility, securities underlying a Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of such Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Reference Asset. As a result, under these circumstances, the market value of a Reference Asset may vary substantially from the net asset value per share of such Reference Asset. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 ETF is intended to track the performance of the Russell 2000® Index, which, in turn, tracks the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The equity securities that are held by the EURO STOXX 50 ETF are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•                  The Notes are Subject to Currency Exchange Risk—Because the price of the EURO STOXX 50 ETF is related to the U.S. dollar value of the non-U.S. equity securities held in its portfolio, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such underlying securities trade. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and unpredictable factors. Your net exposure will depend on the extent to which the currencies of the securities held by the EURO STOXX 50 ETF strengthen or weaken against the U.S. dollar and the relative weight those securities in the EURO STOXX 50 ETF’s portfolio. If, taking into account that weighting, the U.S. dollar strengthens against the currencies of such securities, the value of the EURO STOXX 50 ETF’s portfolio will be adversely affected, which is expected to have an adverse effect on the price per share of the EURO STOXX 50 ETF, which may have a negative effect on the value of your Notes.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the

Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market price of, dividend rate on and expected volatility of the Reference Assets;

o                correlation (or lack of correlation) of the Reference Assets;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The SPDR® S&P 500® ETF

Overview

We have derived all information contained in this preliminary pricing supplement regarding the S&P 500 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, State Street Bank and Trust Company (“SSBTC”), as trustee of the SPDR® S&P 500® ETF Trust (the “SPDR Trust”), and PDR Services LLC (“PDRS”), as sponsor of the SPDR Trust. The SPDR Trust is a unit investment trust that issues securities called units. Each share of the S&P 500 ETF represents a unit of the SPDR Trust. The S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SPY.”

The SPDR Trust is an investment company registered under the Investment Company Act of 1940, as amended. Units of the SPDR Trust represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500 Index. Information provided to or filed with the SEC by the SPDR Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033–46080 and 811–06125, respectively, through the SEC’s website at http://www.sec.gov.

We have not independently verified the accuracy or completeness of information contained in the SPDR Trust’s prospectus or website or any other publicly available information regarding the SPDR Trust. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The objective of the S&P 500 ETF is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500 Index. The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500 Index, see “Indices—The S&P U.S. Indices” beginning on page IS-48 in the accompanying index supplement.

To maintain the correspondence between the composition and weightings of the stocks held by the SPDR Trust and the component stocks of the S&P 500 Index, SSBTC adjusts the holdings of the SPDR Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P 500 Index. SSBTC aggregates certain of these adjustments and makes changes to the holdings of the SPDR Trust at least monthly or more frequently in the case of significant changes to the S&P 500 Index. Any change in the identity or weighting of a component stock of the S&P 500 Index will result in a corresponding adjustment to the prescribed holdings of the SPDR Trust effective on any day that the New York Stock Exchange is open for business following the day on which the change to the S&P 500 Index takes effect after the close of the market.

The value of SPDR Trust units fluctuates in relation to changes in the value of the holdings of the SPDR Trust. The market price of each individual SPDR Trust unit may not be identical to the net asset value of such SPDR Trust unit.

The SPDR Trust may not be able to replicate exactly the performance of the S&P 500 Index because the total return generated by the SPDR Trust’s portfolio of stocks and cash is reduced by the expenses of the SPDR Trust and transaction costs incurred in adjusting the actual balance of the SPDR Trust’s portfolio. In addition, it is possible that the SPDR Trust may not always fully replicate the performance of the S&P 500 Index due to the unavailability of certain component stocks of the S&P 500 Index in the secondary market or due to other extraordinary circumstances.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the SPDR Trust, SSBTC or PDRS. None of the SPDR Trust, SSBTC or PDRS makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of the SPDR Trust, SSBTC or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the S&P 500 ETF

The table below shows the high, low and final Closing Price of the S&P 500 ETF for each of the periods noted below. The graph below sets forth the historical performance of the S&P 500 ETF based on the daily Closing Prices from January 1, 2013 through July 19, 2018. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	156.73	145.53	156.55
June 30, 2013	167.11	154.14	160.01
September 30, 2013	173.14	161.16	168.10
December 31, 2013	184.67	165.48	184.67
March 31, 2014	188.26	174.15	187.04
June 30, 2014	196.48	181.48	195.72
September 30, 2014	201.82	190.99	197.02
December 31, 2014	208.72	186.27	205.50
March 31, 2015	211.99	198.97	206.43
June 30, 2015	213.50	205.42	205.85
September 30, 2015	212.59	187.27	191.63
December 31, 2015	211.00	192.13	203.89
March 31, 2016	206.10	183.03	205.56
June 30, 2016	212.39	199.53	209.53
September 30, 2016	219.09	208.39	216.30
December 31, 2016	227.76	208.55	223.53
March 31, 2017	239.78	225.24	235.74
June 30, 2017	244.66	232.51	241.80
September 30, 2017	251.23	240.55	251.23
December 31, 2017	268.20	252.32	266.86
March 31, 2018	286.58	257.63	263.15
June 30, 2018	278.92	257.47	271.28
July 19, 2018*	281.06	270.90	280.00

* For the period beginning on July 1, 2018 and ending on July 19, 2018

Historical Performance of the SPDR® S&P 500® ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The iShares® Russell 2000 ETF

We have derived all information contained in this pricing supplement regarding the Russell 2000 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Russell 2000 ETF dated August 1, 2017 and other publicly available information.

We have not independently verified the information in the Russell 2000 ETF’s prospectus or any other publicly available information regarding the Russell 2000 ETF. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). The Russell 2000 ETF is a separate investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Russell 2000 ETF.

The Russell 2000 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Russell 2000 ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–92935 and 811–09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Russell 2000 ETF, please see the prospectus for the Russell 2000 ETF. In addition, information about iShares® and the Russell 2000 ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Russell 2000 ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Russell 2000 ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small-capitalization sector of the U.S. equity market, as measured by the Russell 2000 Index. For more information about the Russell 2000 Index, please see “—The Russell 2000 Index” below.

The Russell 2000 ETF uses a representative sampling indexing strategy to try to track the Russell 2000 Index. The Russell 2000 ETF generally invests at least 90% of its assets in securities of the Russell 2000 Index and depository receipts representing securities in the Russell 2000 Index. In addition, the Russell 2000 ETF may invest up to 10% of its assets in other securities, including securities not in the Russell 2000 Index, but which BFA believes will help the Russell 2000 ETF track such index, futures contracts, options on futures contracts, other types of options and swaps related to the Russell 2000 Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Russell 2000 ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Russell 2000 Index. Representative sampling means that the Russell 2000 ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the Russell 2000 Index. The Russell 2000 ETF may or may not hold all of the securities in the Russell 2000 Index.

Correlation

The Russell 2000 Index is a theoretical financial calculation, while the Russell 2000 ETF is an actual investment portfolio. The performance of the Russell 2000 ETF and the Russell 2000 Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”. BFA expects that, over time, the tracking error for the Russell 2000 ETF will not exceed 5%.

Industry Concentration Policy

The Russell 2000 ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000 Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The Russell 2000 Index

The Russell 2000 Index is designed to track the performance of the small-capitalization sector of the U.S. equity market. For more information about the Russell 2000 Index, please see “Indices—The Russell Indices” beginning on page IS-38 in the accompanying index supplement.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Russell 2000 ETF

The table below shows the high, low and final Closing Level of the Russell 2000 ETF for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 ETF based on the daily Closing Levels from January 1, 2013 through July 19, 2018. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close($)
March 31, 2013	94.80	86.65	94.26
June 30, 2013	99.51	89.58	97.16
September 30, 2013	107.10	98.08	106.62
December 31, 2013	115.31	103.67	115.31
March 31, 2014	119.83	108.64	116.34
June 30, 2014	118.81	108.88	118.81
September 30, 2014	120.02	109.35	109.35
December 31, 2014	121.08	104.30	119.67
March 31, 2015	126.03	114.69	124.35
June 30, 2015	129.01	120.85	124.86
September 30, 2015	126.31	107.53	109.20
December 31, 2015	119.85	109.01	112.51
March 31, 2016	110.62	94.80	110.62
June 30, 2016	118.43	108.69	114.97
September 30, 2016	125.70	113.69	124.21
December 31, 2016	138.31	115.00	134.85
March 31, 2017	140.36	133.75	137.48
June 30, 2017	142.10	133.72	140.92
September 30, 2017	148.18	134.83	148.18
December 31, 2017	154.30	145.63	152.46
March 31, 2018	159.96	145.44	151.83
June 30, 2018	169.97	148.13	163.77
July 19, 2018*	169.31	164.90	169.17

* For the period beginning on July 1, 2018 and ending on July 19, 2018

Historical Performance of the iShares® Russell 2000 ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The SPDR® EURO STOXX 50® ETF

We have derived all information contained in this preliminary pricing supplement regarding the EURO STOXX 50 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc. (“SSgA FM”). The EURO STOXX 50 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “FEZ.”

SPDR® Index Shares Funds is a registered investment company that consists of numerous separate investment portfolios, including the EURO STOXX 50 ETF. Information provided to or filed with the SEC by the EURO STOXX 50 ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–92106 and 811–21145, respectively, through the SEC’s website at http://www.sec.gov.

We have not independently verified the accuracy or completeness of information contained in the EURO STOXX 50 ETF’s prospectus or website or any other publicly available information regarding the EURO STOXX 50 ETF. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The EURO STOXX 50 ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the EURO STOXX 50® Index. The EURO STOXX 50®Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from within the 19 EURO STOXX® Supersector indices, which includes stocks selected from 12 Eurozone countries. For more information about the EURO STOXX® 50 Index, see “Indices—The EURO STOXX 50 Index” in the accompanying index supplement.

As of July 19, 2018, the EURO STOXX 50 ETF’s top five holdings by country were France (37.13%), Germany (32.37%), the Netherlands (10.80%), Spain (9.24%) and Italy (4.83%). As of July 19, 2018, the EURO STOXX 50 ETF’s top five holdings by sector were Financials (20.53%), Consumer Cyclicals (13.22%), Industrials (13.17%), Consumer Non-Cyclicals (10.57%) and Health Care (10.47%).

Representative Sampling

The EURO STOXX 50 ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of its underlying index. Representative sampling means that the fund generally invests in a representative sample of securities that collectively has an investment profile similar to that of the relevant underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the EURO STOXX 50® Index. The EURO STOXX 50 ETF may or may not hold all of the securities in the EURO STOXX 50® Index.

Under normal market conditions, the EURO STOXX 50 ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the EURO STOXX 50® Index. In addition, the EURO STOXX 50 ETF may invest in equity securities that are not included in the EURO STOXX 50® Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

Correlation

The EURO STOXX 50® Index is a theoretical financial calculation, while the EURO STOXX 50 ETF is an actual investment portfolio. The performance of the EURO STOXX 50 ETF and its underlying index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by SPDR® Index Shares Funds or SSgA FM. Neither such party makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither such party has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the EURO STOXX 50 ETF

The table below shows the high, low and final Closing Price of the EURO STOXX 50 ETF for each of the periods noted below. The graph below sets forth the historical performance of the EURO STOXX 50 ETF based on the daily Closing Prices from January 1, 2013 through July 19, 2018. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close($)
March 31, 2013	36.40	32.78	33.04
June 30, 2013	36.58	32.44	33.11
September 30, 2013	39.13	32.80	38.38
December 31, 2013	42.20	38.48	42.20
March 31, 2014	42.66	38.94	42.66
June 30, 2014	45.11	42.16	43.27
September 30, 2014	43.81	39.26	39.70
December 31, 2014	39.70	35.94	36.86
March 31, 2015	39.67	34.86	38.82
June 30, 2015	40.71	37.43	37.43
September 30, 2015	39.590	33.18	33.85
December 31, 2015	37.050	33.74	34.90
March 31, 2016	33.70	29.92	33.23
June 30, 2016	34.75	29.18	31.15
September 30, 2016	33.81	29.88	32.76
December 31, 2016	33.46	31.08	33.46
March 31, 2017	36.54	33.53	36.35
June 30, 2017	40.18	35.55	38.47
September 30, 2017	41.25	38.39	41.25
December 31, 2017	41.89	40.65	40.71
March 31, 2018	44.21	39.21	40.27
June 30, 2018	42.07	37.82	38.33
July 19, 2018*	39.59	38.15	39.15

* For the period beginning on July 1, 2018 and ending on July 19, 2018

Historical Performance of the SPDR® EURO STOXX 50® ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a contingent coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the fifth business day following the Initial Valuation Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.